Exhibit 99.1

NEWS RELEASE

CONTACTS: Albert G. White, III VP, Investor Relations and Treasurer Kim Duncan Director, Investor Relations ir@coopercompanies.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

FOR IMMEDIATE RELEASE

THE COOPER COMPANIES ANNOUNCES FIRST QUARTER 2009 RESULTS

PLEASANTON, Calif., March 5, 2009 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the first quarter of fiscal 2009.

•	First quarter 2009 revenue increased 3% year-over-year to $251.1 million.

•	First quarter 2009 CooperVision (CVI) revenue up 4% to $211.2 million, and CooperSurgical (CSI) revenue up 1% to $39.9 million.

•	First quarter 2009 GAAP earnings per share (EPS) 53 cents, up 38 cents from last year’s first quarter.

•	Fiscal 2009 revenue and EPS guidance confirmed.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “We are very pleased with our first quarter results, especially given the challenging global economic environment. Both businesses posted revenue growth, and CooperVision recently launched Proclear® 1 Day in Japan and Biofinity® toric in the U.S. and Europe. Additionally, our cost control efforts resulted in strong operating results that position us well to meet our financial goals for the remainder of this year.”

First Quarter Operating Highlights

•	Revenue $251.1 million, 3% above first quarter 2008, 4% in constant currency.

•	Gross margin 57% compared with 59% in last year’s first quarter.

•	Operating margin 13% compared with 8% in last year’s first quarter.

•	Depreciation and amortization expense $25.0 million including $5.4 million related to accelerated depreciation due to equipment upgrades.

•	Restructuring charge of $3.6 million comprised of severance of $3.0 million in operating expenses and $0.6 million in cost of sales.

•	Other income, net $8.1 million comprised of $6.5 million from foreign exchange, $1.8 million from extinguishment of debt and other.

•	Cash from operations $24.9 million and capital expenditures $34.1 million resulted in negative free cash flow of $9.2 million.

First Quarter CVI Operating Highlights

•	Revenue $211.2 million, up 4% from last year’s first quarter, 4% in constant currency.

•	Revenue by segment:

	(In thousands) 1Q09	% of CVI Revenue 1Q09	%chg y/y	Constant Currency %chg y/y
Toric	$62,604	30%	-11%	-4%
Multifocal	13,933	7%	9%	18%
Single-use sphere	43,231	20%	23%	18%
Non single-use sphere, other	91,440	43%	-4%	4%

Total	$211,208	100%	4%	4%

•	Revenue by geography:

	(In thousands) 1Q09	% of CVI Revenue 1Q09	%chg y/y	Constant Currency %chg y/y
Americas	$86,115	41%	-1%	1%
Europe	82,278	39%	2%	6%
Asia Pacific	42,815	20%	18%	9%

Total	$211,208	100%	4%	4%

•	Revenue by product line:

	(In thousands) 1Q09	% of CVI Revenue 1Q09	%chg y/y	Constant Currency %chg y/y
Proclear	$56,744	27%	10%	22%
Silicone hydrogel	$16,728	8%	84%	106%

•	Gross margin 56% compared with 59% in the first quarter of 2008.

•	Operating margin 15% compared with 11% in last year’s first quarter.

First Quarter CSI Operating Highlights

•	Revenue $39.9 million, up 1% from last year’s first quarter.

•	Sales of products marketed directly to hospitals increased 19% year-over-year to $13.7 million and now represent 34% of CSI’s total revenue.

•	Gross margin 62%, up from 60% in last year’s first quarter.

•	Operating margin 23%, up from 17% in last year’s first quarter.

2009 Guidance

The Company confirms fiscal 2009 guidance with revenue in the range of $1,030 million to $1,100 million, including CVI revenue of $865 million to $925 million and CSI revenue of $165 million to $175 million. GAAP EPS guidance for fiscal 2009 is confirmed in the range of $2.16 to $2.36.

Conference Call and Webcast

The Company will host a conference call today at 5:00 p.m. ET to discuss its first quarter 2009 financial results. The dial in number in the United States is +1-800-561-2731 and outside the United States is +1-617-614-3528. The passcode is 75730392. There will be a replay available approximately one hour after the call ends until Thursday, March 12, 2009. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 97892818. This call will be broadcast live on our website at www.coopercos.com and at www.streetevents.com. A transcript will be available on our Web site within 24 hours after the conference call.

About The Cooper Companies

The Cooper Companies, Inc. develops, manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are located in Pleasanton, CA. For more information, visit www.coopercos.com.

CooperVision develops, manufactures and markets a broad range of soft contact lenses for the worldwide vision correction market. Dedicated to enhancing the contact lens experience for practitioners and patients, CooperVision specializes in lenses for astigmatism, presbyopia and ocular dryness. CooperVision manufactures a full array of monthly, two-week and daily disposable contact lenses featuring advanced materials and optics. Headquartered in Pleasanton, CA, it manufactures in Juana Diaz, Puerto Rico; Norfolk, VA; Rochester, NY; Adelaide, Australia; Hamble and Hampshire, England; and Madrid, Spain. For more information, visit www.coopervision.com.

CooperSurgical develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. Its major manufacturing and distribution facilities are in Trumbull, CT, and Stafford, TX. For more information, visit www.coopersurgical.com.

The information on Cooper’s Web sites and its interactive telephone system are not part of this news release.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including all statements regarding anticipated growth in our revenue, planned product launches and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of U.S. and international credit markets that may adversely affect the Company’s or its customers’ ability to meet future liquidity needs; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; the impact of acquisitions or divestitures on revenues, earnings or margins; losses arising for pending or future litigation or product recalls; interest rate and foreign currency exchange rate fluctuations; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including impaired goodwill as a result of declines in the price of the Company’s common stock or other events; changes in U.S. and foreign government regulation of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; changes in the Company’s expected utilization of recognized net operating loss carry forwards and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2009	October 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,885	$1,944
Trade receivables, net	158,764	159,158
Inventories	286,587	283,454
Deferred tax asset	26,948	26,337
Other current assets	62,346	55,139

Total current assets	536,530	526,032

Property, plant and equipment, net	581,225	602,654
Goodwill	1,241,492	1,251,699
Other intangibles, net	127,582	130,587
Deferred tax asset	28,445	25,645
Other assets	35,746	50,999

	$2,551,020	$2,587,616

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$41,789	$43,013
Other current liabilities	212,038	212,394

Total current liabilities	253,827	255,407

Long-term debt	871,367	861,781
Other liabilities	34,082	38,156
Deferred tax liabilities	12,623	15,196

Total liabilities	1,171,899	1,170,540

Stockholders’ equity	1,379,121	1,417,076

	$2,551,020	$2,587,616

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended January 31,
	2009	2008
Net sales	$251,142	$242,772
Cost of sales	109,007	99,890

Gross profit	142,135	142,882
Selling, general and administrative expense	94,992	109,880
Research and development expense	7,232	8,131
Restructuring costs	2,954	823
Amortization of intangibles	4,177	4,097

Operating income	32,780	19,951
Interest expense	11,457	11,106
Other income, net	8,145	642

Income before income taxes	29,468	9,487
Provision for income taxes	5,595	2,610

Net income	$23,873	$6,877

Diluted earnings per share	$0.53	$0.15

Number of shares used to compute earnings per share	45,141	45,129

Soft Contact Lens Revenue Update: Fourth Quarter and Calendar Year 2008

CVI Revenue in Constant Currency vs. the Worldwide Market in Constant Currency

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm.

Worldwide Manufacturers’ Soft Lens Revenue

Independent Market Research Data

(U.S. dollars in millions; constant currency; unaudited)

	CYQ4 2008 Market	% Change	CooperVision % Change	CY 2008 Market	% Change	CooperVision % Change
Single-Use Spherical Lenses	$485	6%	20%	$1,936	10%	29%
Spherical Lenses (ex single-use)	605	1%	(1%)	2,567	2%	3%

Total Spheres	1,090	3%	5%	4,503	5%	10%

Torics	240	6%	(2%)	1,004	9%	4%
Multifocal	52	10%	18%	203	10%	20%

Soft Contact Lenses	$1,382	4%	4%	$5,710	6%	8%

Total Silicone Hydrogel	$442	23%	179%	$1,773	25%	351%

Americas Region	$505	2%	(3%)	$2,233	5%	6%
European Region	450	8%	8%	1,797	8%	9%
Asia Pacific Region	427	2%	10%	1,680	5%	11%

Worldwide Soft Contact Lenses	$1,382	4%	4%	$5,710	6%	8%

United States	$431	1%	(3%)	$1,937	6%	6%
International	951	5%	8%	3,773	6%	9%

Worldwide Soft Contact Lenses	$1,382	4%	4%	$5,710	6%	8%

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